Exhibit 2.8.3
THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT
THIS THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Third Amendment”) is made as of May 7, 2007, by and among PURE EARTH, INC., a Delaware corporation (“Buyer”), CASIE ECOLOGY OIL SALVAGE, INC., a New Jersey corporation (“Casie”), REZULTZ, INCORPORATED, a New Jersey corporation (“Rezultz”), MIDATLANTIC RECYCLING TECHNOLOGIES, INC., a Delaware corporation (“MART” and, collectively with Casie and Rezultz, the “Companies”), REX MOUSER (“Mouser”) and GREGORY W. CALL (“Call” and, together with Mouser, the “Seller”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement (defined below).
RECITALS
WHEREAS, Buyer, Seller, Casie, Rezultz and MART are parties (directly or by joinder) to a certain Stock Purchase Agreement dated as of February 13, 2007, as amended by a certain First Amendment to Stock Purchase Agreement dated as of February 28, 2007 and a certain Second Amendment to Stock Purchase Agreement (the “Second Amendment”) dated as of March 26, 2007 (as so amended, the “Stock Purchase Agreement”); and
WHEREAS, Buyer, Seller, Casie, Rezultz and MART desire to amend the Stock Purchase Agreement as more fully set forth herein.
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Amendment.
(a) The first sentence of Section 3.2(b) of the Stock Purchase Agreement is hereby amended and restated in its entirety to read as follows:
Within eighty-five (85) days after the Closing Date, Buyer, at its sole cost, shall prepare and deliver to Seller, a copy of a balance sheet for the Companies determined in accordance with GAAP, and determined on a consolidated basis as though the Companies were all part of a consolidated group as of the Closing Date (the “Closing Date Balance Sheet”).
2. Effect on Agreement; General Provisions. Except as set forth in this Third Amendment, the terms and provisions of the Agreement are hereby ratified and declared to be in full force and effect. This Third Amendment shall be governed by the provisions of the Agreement, as amended by this Third Amendment, which provisions are incorporated herein by reference. This Third Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed as of the day and year first above written.

/s/ Gregory W. Call		/s/ Rex Mouser

Gregory W. Call, Individually		Rex Mouser, Individually

MIDATLANTIC RECYCLING TECHNOLOGIES, INC.		REZULTZ, INCORPORATED

By:	/s/ Gregory W. Call	By:	/s/ Gregory W. Call

	Gregory W. Call, President		Gregory W. Call, President

CASIE ECOLOGY OIL SALVAGE, INC.		PURE EARTH, INC.

By:	/s/ Gregory W. Call	By:	/s/ Brent Kopenhaver

	Gregory W. Call, President		Brent Kopenhaver, Exec. Vice President